News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

First Financial Corporation Announces Stock Repurchase Plan

Terre Haute, Indiana, July 21, 2021 – First Financial Corporation (NASDAQ:THFF) today announced that its Board of Directors has authorized a stock repurchase program to purchase up to 5% of the company's outstanding common stock.

The shares may be repurchased periodically in open market transactions at prevailing market prices, in privately negotiated transactions, or by other means in accordance with federal securities laws. The actual timing, number and value of shares repurchased under the program will be determined by management at its discretion and will depend on a number of factors, including the market price of First Financial's stock, general market and economic conditions, and applicable legal requirements. Repurchased shares will be held by the Corporation as authorized but unissued shares and may be utilized for general corporate purposes.

About First Financial Corporation
First Financial Corporation (NASDAQ:THFF) is the holding company for First Financial Bank N.A. and The Morris Plan Company of Terre Haute, Inc. First Financial Bank N.A. is the fifth oldest national bank in the United States, operating 81 banking centers in Illinois, Indiana, Kentucky and Tennessee. The Morris Plan Company of Terre Haute, Inc. is a state industrial chartered financial institution operating one office in Terre Haute, Indiana. Additional information is available at www.first-online.bank.

Investor Contact:
Rodger A. McHargue
Chief Financial Officer
P: 812-238-6334
E: rmchargue@first-online.com